UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 17, 2010 (May 11, 2010)

LAKE VICTORIA MINING COMPANY, INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-53291
(Commission File No.)

1781 Larkspur Drive
Golden, CO   80401
(Address of principal executive offices and Zip Code)

(303) 526-5100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 11, 2010, we entered into an agreement with Clive Howard Matthew King (“King”) to provide services to us as our Senior Geological Consultant as follows:

Preparation of budgets and exploration strategies;
Planning, organizing and implementation within budget of all geological exploration programs including approved RAB, RC and diamond drill programs, soil geochemistry programs, stream sediment sampling, pitting, trenching, mapping – all to be 43-101 compliant;
Training of local teams in all aspects and procedures of sampling, exploration techniques and procedural systems;
logging/sampling and proper storage of any drilling;
establishing the required assaying and QA/QC systems and protocols;
Establishing and maintaining of database;
Ore modeling and resource calculation;
Technical reporting and report writing; target generation and property evaluation.

In consideration of the foregoing we will pay King as follows:

(a) Base. As compensation for the services rendered pursuant to this Agreement, the Company agrees to pay the Consultant a base compensation during the Initial Consulting Period of U.S. $15,000 per month, payable in monthly installments in accordance with the Company’s standard payroll practices, subject to such payroll and withholding deductions as are required by law or authorized by the Consultant. Upon the agreement being extended for an additional 12 month period the Company agrees to pay the Consultant a base compensation of U.S.$20,000 per month. The amount of the base salary shall be reviewed at the end of each Consulting Period (12 months) and thereafter and may be adjusted on mutual consent.

(b) Bonus. (1) Restricted Shares: Upon completing six months of consulting to the Company, the Initial Consulting Period, the Consultant will be entitled to receive 100,000 restricted shares of the company’s common stock, valued at the market closing price on the date of executing this agreement, in consideration and recognition of the Consultant’s services throughout the first six (6) months.

(c) Vacation. For each full twelve (12) months of services, the Consultant shall be entitled to receive four (4) weeks paid vacation. Such leave to be taken within twelve calendar months at a time that does not conflict with the Company’s workload. Leave must be submitted in writing with fair and proper notice to the Company. The Company also reserves the rights to request leave be taken at certain times of the year when the Company’s operations are not as busy. Earned vacation time may be carried forward from one calendar year to the next calendar year at the discretion of the company.

(d) Stock Options. Contingent upon the Consultant executing this Agreement and as part of the consideration for the Consultant’s services and being bound by the obligations set forth herein, the Company will grant the Consultant 300,000 options upon the completion of twelve (12) months of the date hereof and annually on the anniversary date each and every year that follows, during the Consultant’s continuous consulting, a Stock Option Agreement as outlined in Exhibit “B1”. Consultant understands and acknowledges that such option cannot be exercised unless and until the issuance of the option has been approved by the Company’s stockholders. The Consultant understands that the exercise price of subsequent annual options granted will be established at the grant date.

(e) Expense Reimbursement. The Company shall reimburse the Consultant for all reasonable and documented travel, entertainment and other business expenses actually and properly incurred by the Consultant in relation to the Company’s business, as they are incurred. No such expense reimbursement shall be allowed with regard to such expenses that exceeds $1000 unless such expenses have been pre-approved by the Company in writing.

(f) Death and Disability: 6 months base compensation paid to beneficiary; accrued leave pay; outstanding expenses.

(g) Medical Coverage.

The term of the agreement is initially by the six (6) months (the “Initial Consulting Period”) commencing from May 1, 2010 until the Initial Consulting Period is completed. The Agreement will then automatically (the “Consulting Period”) extend for a 12 month period from the ending date of the Initial Consulting Period unless either party provides the other party with written notice of its intent not to renew at least thirty (30) days prior to the expiration of the Initial Consulting Period. The Agreement shall automatically renew for successive-year periods unless either party provides the other party with written notice of its intent not to renew at least thirty (30) days prior to the expiration of the then current Consulting Period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 17th day of May 2010.

LAKE VICTORIA MINING COMPANY, INC.

BY:	HEIDI KALENUIK
Heidi Kalenuik
Secretary, Treasurer and a member of the Board of Directors